Exhibit 99.5
AMENDMENT NO. 2
TO
REPLACEMENT CAPITAL COVENANT
     THIS AMENDMENT NO. 2 TO REPLACEMENT CAPITAL COVENANT, dated as of February 24, 2011 (the “Amendment Effective Date”), by KEYCORP, an Ohio corporation (together with its successors and assigns, the “Corporation”), having its principal office at 127 Public Square, Cleveland, Ohio 44114, in favor of and for the benefit of each Covered Debtholder (as defined in the original Replacement Capital Covenant, dated as of February 27, 2008 (the “Original Replacement Capital Covenant”), as amended pursuant to the Supplement, dated as of March 3, 2008, to the Original Replacement Capital Covenant (the “Supplement”) (hereinafter the Supplement and the Original Replacement Capital Covenant are collectively referred to as the “Replacement Capital Covenant”).
     WHEREAS, on February 27, 2008, the Corporation entered into the Original Replacement Capital Covenant in connection with its issuance of $700,010,000 aggregate principal amount of its 8.000% junior subordinated debentures due 2068 (the “Notes”) to KeyCorp Capital X, a Delaware statutory trust (the “Trust”) and the issuance by the Trust of $700,000,000 aggregate liquidation amount of its 8.000% Enhanced Trust Preferred Securities (the “Enhanced Trust Preferred Securities” and together with the Notes, the “Securities”).
     WHEREAS, on March 3, 2008, the Corporation entered into the Supplement in connection with the issuance of an additional 1,600,000 Enhanced Trust Preferred Securities (the “Optional Trust Preferred Securities”) and the issuance of an additional $40,000,000 aggregate liquidation amount of Notes (the “Optional Notes”). The Supplement clarifies that the Corporation’s covenants and obligations under the Original Replacement Capital Covenant include the Optional Trust Preferred Securities and the Optional Notes issued pursuant to an overallotment option.
     WHEREAS, pursuant to Section 4(b)(ii) of the Replacement Capital Covenant, the Corporation may amend the terms of the Replacement Capital Covenant without the consent of the Holders of the then-effective series of Covered Debt provided that such amendment is not adverse to the Holders of the then-effective Covered Debt and an officer of the Corporation delivers to such Holders a written certificate to that effect.
     WHEREAS, the intent and effect of this Amendment No. 2 is (i) (A) to recognize, for purposes of calculating qualified replacement capital under the Replacement Capital Covenant, the proceeds from the issuance by the Corporation of any and all Replacement Capital Securities after the Amendment Effective Date without regard to the date of such issuance (B) without double counting proceeds received in any prior Measurement Period with respect to the Securities, and (ii) to permit the Corporation to designate one of the series of Eligible Debt to become the Covered Debt on and after a Redesignation Date.
     NOW THEREFORE, the Corporation hereby amends the Replacement Capital Covenant as set forth in this Amendment No. 2.
Article I
DEFINITIONS
     1.1     Capitalized terms not otherwise amended or defined herein shall have the meanings set forth in the Replacement Capital Covenant.
     1.2     The definition of the term “Measurement Date” as set forth in Schedule 1 to the Replacement Capital Covenant is hereby deleted and replaced in its entirety with the following:
     “Measurement Date” means, with respect to any repayment, redemption or purchase of the Securities, the Amendment Effective Date.

     1.3     The definition of the term “Measurement Period” as set forth in Schedule 1 to the Replacement Capital Covenant is hereby amended to replace the last sentence of such definition, and such last sentence shall be amended to read in its entirety as follows:
               “Notwithstanding the preceding sentence, any proceeds received from an issuance of Replacement Capital Securities will not be counted more than once for the purpose of the limitations set forth in Section 2 of the Replacement Capital Covenant.”
Article II
COVERED DEBT
     2.1     Section 3 of the Replacement Capital Covenant (“Covered Debt”) is hereby amended by deleting Section 3(b) and replacing Section 3(b) with the following:
               “(b) On or during the 30-day period immediately preceding any Redesignation Date with respect to the Covered Debt then in effect, the Corporation shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:
               (i) the Corporation shall identify each series of its and its Depository Institution Subsidiaries’ then outstanding long-term indebtedness for money borrowed that is Eligible Debt;
               (ii) the Corporation shall designate one of such series to be the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date;
               (iii) the series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to clause (ii) above shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to but not including the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and
               (iv) in connection with such identification of a new series of Covered Debt, the Corporation shall, as provided for in Section 3(c), give a notice and file with the Commission a current report on Form 8-K including or incorporating by reference this Replacement Capital Covenant as an exhibit within the time frame provided for in such section.”
Article III
MISCELLANEOUS
     3.1     Except as otherwise provided in Article I and Article II above, all of the provisions of the Replacement Capital Covenant continue in full force and effect.
     3.2     This Amendment No. 2 to Replacement Capital Covenant shall be governed by and construed in accordance with the laws of the State of New York.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 2 to Replacement Capital Covenant to be executed by its duly authorized officer, as of the day and year first above written.

KEYCORP
By:	/s/ Jeffrey B. Weeden
Name:	Jeffrey B. Weeden
Title:	Senior Executive Vice President and Chief Financial Officer